NSAR ITEM 77O
October 1, 2002 - March 31, 2003
VK California Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


1           City of San Jose   Paine Webber   2,000    2.18      12/09/02
            Airport Revenue



Underwriters for 1
UBS PaineWebber Inc.
Lehman Brothers
Morgan Stanley
Salomon Smith Barney